Exhibit 2.1

PROSPECTUS

PUBLIC OFFERING FOR THE PURCHASE OF SHARES of

DISTRIBUCIÓN Y SERVICIO D&S S.A.

Registration in the Securities Registry No. 593

controlling company of

SOCIEDAD ANÓNIMA INMOBILIARIA

TERRENOS Y ESTABLECIMIENTOS COMERCIALES

Registration in the Securities Registry No. 414

and

ASTRO S.A.

Registration in the Securities Registry No. 1018

by

INVERSIONES AUSTRALES TRES LIMITADA, subsidiary of

WAL-MART STORES, INC.

INVERSIONES AUSTRALES TRES LIMITADA offers to purchase 2,719,609,749 shares in DISTRIBUCIÓN Y SERVICIO D&S S.A. for the price of U.S. $0.408 per share, payable in United States Dollars or its equivalent in Chilean pesos, as described in Section 6 of this prospectus, at the option of each accepting shareholder.

If, after reading this prospectus, you have any questions or need more information about the terms and conditions of the offer, you should promptly contact IM Trust S.A. Corredores de Bolsa, at the telephone numbers 600-450-1600 or (56 2) 450-1600, visit www.imtrust.cl or www.opadys.cl, write to opadys@imtrust.cl or personally visit the offices located at Avenida Apoquindo 3721, piso 9, Las Condes, Santiago.

Financial Advisor and

Lead Manager of the Tender Offer

IM Trust S.A. Corredores de Bolsa

Santiago, February 23, 2009

This Prospectus has been prepared by IM Trust S.A. Corredores de Bolsa jointly with Inversiones Australes Tres Limitada for the purpose of providing general background on the tender offer, so that each shareholder may individually and independently evaluate the advisability of participating therein. Portions of this document have been prepared on the basis of the public information disclosed by Distribución y Servicio D&S S.A. as well as general public information that has not been independently verified by IM Trust S.A.Corredores de Bolsa or Inversiones Australes Tres Limitada, who shall not assume any liability therefor.

1. SUMMARY OF THE TENDER OFFER

Inversiones Australes Tres Limitada (“Bidder”), in compliance with the provisions of Article 202 of the Ley de Mercado de Valores (Securities Market Law) No. 18,045 (the “Securities Market Law”) and with what is set forth in the Norma de Carácter General (General Rule) No. 104 of the Superintendencia de Valores y Seguros (the “SVS”), has published in the newspapers El Mercurio and La Tercera on February 23, 2009 the notice of commencement (the “Notice of Commencement”) of a public offering for the acquisition of the publicly-held company Distribución y Servicio D&S S.A. (“D&S”), registered with the Securities Register of the SVS under number 593, and controlling company of Sociedad Anónima Inmobiliaria Terrenos y Establecimientos Comerciales, registered with the Securities Register of the SVS under No. 414, and of Astro S.A., registered with the Securities Register of the SVS under No. 1018.

Bidder intends to acquire 2,719,609,749 shares of D&S, representing 41.7118% of its capital stock and all of the shares of D&S that are currently not held by Bidder, (the “Tender Offer”) for the price of US$0.408 per share, payable in United States Dollars (“USD”) or its equivalent in Chilean pesos (“Pesos”), at the average of the exchange rate “Dólar Observado” (observed exchange rate) published by the Chilean Central Bank in the Official Gazette of the Republic of Chile (the “Official Gazette”) on the term of six business trading days ending on the date when the payment is due, at the option of the accepting shareholder (the “Price”). If the shareholder elects to receive Pesos, the exchange rate risk shall be assumed by the accepting shareholder.

Please note that, as a consequence of a tender offer process (the “Offer for Control”) that concluded successfully with the publication of the notice of outcome dated January 25, 2009, the Bidder is holder of 3,427,934,071 shares of D&S and 6,207,603 American Depositary Shares (“ADSs”, with each ADS representing 60 shares of D&S). Therefore, the Bidder is a direct or indirect (through ADSs) holder of 3,800,390,251 shares of D&S, representing 58.2882% of its capital stock. Additionally, as detailed in Section 3.2 of this prospectus, the Bidder has entered into a stockholders’ agreement with Mr. Nicolás Ibañez Scott and Mr. Felipe Ibañez Scott, and certain entities related to them, holders of 2,613,776,072 shares of D&S, representing 40.09% of its capital stock. Regarding the above mentioned matter, and to the necessary extent, the Tender Offer is made according to the provisions and within the term established to comply with Article 69 ter of the Ley sobre Sociedades Anónimas (Corporations Act) No. 18,046 (the “Corporations Act”).

This document is the prospectus (the “Prospectus”) required by Article 203 of the Securities Market Law, contains the terms and conditions of the Tender Offer and establishes the procedures and mechanisms under which the shareholders of Target may accept to sell their shares to Bidder.

The Tender Offer is valid from 00:00 a.m. of February 24, 2009 until 24:00 p.m. of March 25, 2009 (the “Expiration Date”), notwithstanding the extension that could be made by the Bidder.

The Tender Offer shall be implemented by the procedure hereinafter included in the paragraph: “Implementation System” of this Prospectus. This process shall be carried out by IM Trust S.A. Corredores de Bolsa (“IM Trust”), in its capacity as lead manager of the Tender Offer.

The outcome of the Tender Offer shall be published (the “Notice of Outcome”) according to the provisions set forth in Article 212 of the Securities Market Law, on the third day following the expiration of the effective term of the Tender Offer, in the same newspapers in which the Notice of Commencement has been published.

The Price shall be paid, as explained in Section 6 of this Prospectus, from the fourth stock exchange business day following the publication of the Notice of Outcome and shall not accrue any interest or adjustments.

2. IDENTIFICATION OF BIDDER AND ITS CONTROLLING COMPANY

2.1 Bidder’s Information

2.1.1 Inversiones Australes Tres Limitada

Background: Inversiones Australes Tres Limitada, R.U.T. (Taxpayer’s Identification Number) No. 76,042,014-K, is a sociedad de responsabilidad limitada (limited liability company) incorporated and existing according to the laws in force in the Republic of Chile, having its principal place of business at Avenida Apoquindo 3721, office 124, Las Condes, Santiago.

Incorporation: Inversiones Australes Tres Limitada was incorporated by public deed dated October 20, 2008 executed in the Notarial Office located in the City of Santiago in charge of Mr. Iván Torrealba Acevedo. A certified copy of such deed was registered in back of page 49,361, No. 34,141, of the Registro de Comercio del Conservador de Bienes Raíces y Comercio (Real Property and Commercial Registry) of the City of Santiago corresponding to 2008, and was published in the Official Gazette on October 24, 2008.

Domicile: Such part of the province of Santiago over which the Conservador de Bienes Raíces y Comercio (Real Estate and Commerce Registrar) of Santiago has jurisdiction.

Purpose: to be engaged in investments in personal, tangible or intangible property, shares in companies, equity interests in other partnerships and associations, bonds, commercial goods, and other securities, both in Chile and in foreign countries, as well as to manage, transfer, use them and collect the proceeds thereof; the granting of finance to third parties through the execution of credit transactions or other acts or agreements pursuing the same purpose and, generally, to perform all kind of acts and enter into all kind of contracts and agreements necessary for the fulfillment of the corporate purpose or the development of its corporate businesses and affairs.

Management: Inversiones Australes Tres is managed by the following individuals with broad powers:

Name	Chilean Taxpayer’s Registration Number	Office	Domicile
Mitchell W. Slape	Does not have	Representative	702 SW 8th Street, Bentonville, Arkansas, U.S.A. 72716
Raymond E. Liguori	Does not have	Representative	702 SW 8th Street, Bentonville, Arkansas, U.S.A. 72716
Gordon Y. Allison	Does not have	Representative	702 S.W. 8th Street, Bentonville, Arkansas, U.S.A. 72716
Matthew William Allen	Does not have	Representative	702 S.W. 8th Street, Bentonville, Arkansas, U.S.A. 72716
Shelley Renee Lieffring Wolf	Does not have	Representative	702 S.W. 8th Street, Bentonville, Arkansas, U.S.A. 72716
Michael Brett Biggs	Does not have	Representative	702 S.W. 8th Street, Bentonville, Arkansas, U.S.A. 72716
José María Eyzaguirre Baeza	7.011.679-0	Representative	Av. Apoquindo 3721, Piso 13, Las Condes, Santiago, Chile
Jorge Carraha Chahuán	8.547.357-3	Representative	Av. Apoquindo 3721, Piso 13, Las Condes, Santiago, Chile
Felipe Larraín Tejeda	7.049.011-0	Representative	Av. Apoquindo 3721, Piso 13, Las Condes, Santiago Chile

Supervision: Inversiones Australes Tres Limitada is a limited liability company not audited by the SVS.

Equity interests in Other Companies – Related Parties: Inversiones Australes Tres Limitada is a direct or indirect (through ADSs) holder of 3,800,390,251 shares of D&S, representing 58.2882% of its capital stock.

The following are related persons of Inversiones Australes Tres: (a) the representatives mentioned above; (b) Inversiones Australes Uno Limitada and WM SARHCO III, LLC (as hereinafter described in detail); and (c) the other companies forming part of the entrepreneurial group of Wal-Mart Stores, Inc., including the companies mentioned in (2.2) below.

2.2 Information about Bidder’s Controller

2.2.1 Previous Background

The interest holders of Inversiones Australes Tres Limitada are: (i) Inversiones Australes Uno Limitada, owner of approximately 99.9999999% of the equity rights, and (ii) WM SARHCO III, LLC, owner of approximately 0.0000001% of the equity rights. In turn, the partners of Inversiones Australes Uno Limitada are: (i) Inversiones Australes Dos Limitada, owner of approximately 99.9011% of the equity rights, and (ii) WM SARHCO III, LLC, owner of approximately 0.0989% of the equity rights. The partners of Inversiones Australes Dos Limitada are: (a) WM Latin American Holdings (BVI) III Corp., owner of approximately 99.9999998% of the equity rights, and (ii) WM Latin American Holdings (BVI) II Corp., owner of approximately 0.0000002% of the equity rights. Finally, (i) WM SARHCO III, LLC, (ii) WM Latin American Holdings (BVI) III Corp. and (iii) WM Latin American Holdings (BVI) II Corp. are indirect wholly owned subsidiaries Wal-Mart Stores, Inc.

2.2.2 Inversiones Australes Uno Limitada

Background: Inversiones Australes Uno Limitada, R.U.T. (Taxpayer’s Identification Number) No. 76,042,035-2, is a sociedad de responsabilidad limitada (limited liability company) incorporated and existing according to the laws in force in the Republic of Chile, having its principal place of business at Avenida Apoquindo 3721, office 124, Las Condes, Santiago.

Incorporation: Inversiones Australes Uno Limitada was incorporated by public deed dated October 20, 2008 executed in the Notarial Office located in the City of Santiago of Mr. Iván Torrealba Acevedo. A certified copy of such deed was registered in page 49,605, No. 34,303, of the Registro de Comercio del Conservador de Bienes Raíces y Comercio (Real Property and Commercial Registry) of the City of Santiago corresponding to the year 2008, and published in the Official Gazette on October 24, 2008.

Domicile: Such part of the province of Santiago over which the Conservador de Bienes Raíces y Comercio (Real Estate and Commerce Registrar) of Santiago has jurisdiction.

Purpose: to be engaged in investments in personal, tangible or intangible property, shares in companies, equity interests in other partnerships and associations, bonds, commercial goods and other securities, both in Chile and in foreign countries, as well as to manage, transfer, use them and collect any proceeds thereof; the granting of finance to third parties through the execution of credit transactions or other acts or agreements pursuing the same purpose; and, generally, to perform all kind of acts and enter into all kind of contracts and agreements necessary for the fulfillment of the corporate purpose or the development of its corporate businesses and affairs.

2.2.3 Inversiones Australes Dos Limitada

Background: Inversiones Australes Dos Limitada, R.U.T. (Taxpayer’s Identification Number) No. 76,042,005-0, is a sociedad de responsabilidad limitada (limited liability company) incorporated and existing according to the laws in force in the Republic of Chile, having its principal place of business at Avenida Apoquindo 3721, office 124, Las Condes, Santiago.

Incorporation: Inversiones Australes Dos Limitada was incorporated by public deed dated October 22, 2008 executed in the Notarial Office located in the City of Santiago of Mr. Iván Torrealba Acevedo. A certified copy of such deed was registered in page 49,605, No. 34,304, of the Registro de Comercio del Conservador de Bienes Raíces y Comercio (Real Property and Commercial Registry) of the City of Santiago corresponding to 2008, and was published in the Official Gazette on October 24, 2008.

Domicile: Such part of the province of Santiago over which the Conservador de Bienes Raíces y Comercio (Real Estate and Commerce Registrar) of Santiago has jurisdiction.

Purpose: to be engaged in investments in personal, tangible or intangible property, shares in companies, equity interests in other partnerships and associations, bonds, commercial goods and other securities, both in Chile and in foreign country, as well as to manage, transfer, use them and collect any proceeds thereof; the granting of finance to third parties through the execution of credit transactions or other acts or agreements pursuing the same purpose; and, generally to perform all kind of acts and enter into all kind of contracts and agreements necessary for the fulfillment of the corporate purpose or the development of its corporate businesses and affairs.

2.2.4 WM SARHCO III, LLC

Background: WM SARHCO III, LLC, R.U.T. No. 59,146,420-5, is a limited liability company incorporated and existing according to the laws in force in the State of Delaware, United States of America, having its principal place of business at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, United States of America.

Incorporation: WM SARHCO III, LLC, was duly incorporated on December 9, 2008, granted before Ms. Harriet Smith Windsor, Secretary of State of the State of Delaware, and registered under File No. 4631263.

Domicile: Delaware, United States of America.

Purpose: to carry out any lawful act or activity for which a limited liability company may be organized under the laws of the State of Delaware, United States of America.

2.2.5 WM Latin American Holdings (BVI) III Corp.

Background: WM Latin American Holdings (BVI) III Corp., R.U.T. No. 59.146.390-K, is a corporation formed and existing according to the laws in force in British Virgin Islands, having its principal place of business at Romasco Place, Wickhams Cay I, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110.

Incorporation: WM Latin American Holdings (BVI) III Corp. was incorporated on December 8, 2008 and duly registered in the Corporate Affairs Registry of the British Virgin Islands under record No. 1513033.

Domicile: Road Town, Tortola, British Virgin Islands.

Purpose: subject to the BVI Business Companies Act, 2004, and any other British Virgin Islands legislation, is to carry on or undertake any business or activity, do any act or enter into any transaction.

2.2.6 WM Latin American Holdings (BVI) II Corp.

Background: WM Latin American Holdings (BVI) II Corp., R.U.T. No. 59.146.410-8, is a corporation formed and existing according to the laws in force in the British Virgin Islands, having its principal place of business at Romasco Place, Wickhams Cay I, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110.

Incorporation: WM Latin American Holdings (BVI) II Corp. was incorporated on December 8, 2008 and duly registered in the Corporate Affairs Registry of the British Virgin Islands under record No. 1513029.

Domicile: Road Town, Tortola, British Virgin Islands.

Purpose: subject to the BVI Business Companies Act, 2004, and any other British Virgin Islands legislation, is to carry on or undertake any business or activity, do any act or enter into any transaction.

2.2.7 Wal-Mart Stores, Inc.

Background: Wal-Mart Stores, Inc., is a public corporation formed and existing according to the laws in force in Delaware, United States of America, having its principal place of business at 702 SW 8th Street, Bentonville, Arkansas 72716-8611. Wal-Mart Stores, Inc. has no R.U.T.

Incorporation: Wal-Mart Stores, Inc., was duly incorporated on October 31, 1969, granted before Mr. Eugene Bunting, Secretary of State of the State of Delaware, United States of America, and registered under File No. 0732109.

Purpose: The corporate purpose of Wal-Mart Stores, Inc. is to engage in any lawful act for which corporations may be organized under the General Corporation Law of Delaware, United States of America.

Control: Alice L. Walton, Jim C. Walton, S. Robson Walton, the successors of Helen R. Walton (for whom the former three act) and the successors of John T. Walton (for whom the former three act) share the ownership, directly or through Walton Enterprises, LLC (for whom the former three act) of approximately 42.52% of the shares in Wal-Mart Stores, Inc. The rest of the shareholders equity in Wal-Mart Stores, Inc. is diluted and no person, either individual or legal entity, holds shares in Wal-Mart Stores, Inc. representing a higher percentage than 5%.

Supervised Entities: Through its subsidiary Inversiones Australes Tres Limitada, Wal-Mart Stores, Inc., controls D&S, holding directly or indirectly (through ADSs) 3,800,390,251 shares of D&S, representing 58.2882% of its shares of common stock. It is noted that D&S controls the entities supervised by the SVS Sociedad Anónima Inmobiliaria Terrenos y Establecimientos Comerciales and Astro S.A.

However, it is noted that certain retirement plans of Wal-Mart Stores, Inc., including those of its affiliates, invest in funds managed by third parties, which may hold investments in companies supervised by the SVS. In such cases, neither Wal-Mart Stores, Inc. nor its affiliates have any influence in the specific investment decisions of the referred funds nor in the voting rights inherent to such investments.

2.3 Economic and Financial Background

As Inversiones Australes Tres Limitada, Inversiones Australes Uno Limitada, Inversiones Australes Dos Limitada, WM SARHCO III, LLC, WM Latin American Holdings (BVI) III Corp. and WM Latin American Holdings (BVI) II Corp. are recently incorporated companies, the financial and economic background of Wal-Mart Stores, Inc. is hereinbelow included.

2.3.1 Main Activities and Businesses

Wal-Mart Stores, Inc. operates retail stores in various formats around the world. Its operations include three business segments: Wal-Mart Stores, Sam’s Club and International.

Wal-Mart Stores segment is the largest segment of Wal-Mart Stores, Inc.’s business, accounting for 64.0% of the fiscal year ending 2008 (from February 1, 2007 to January 31, 2008) net sales and operates stores in three different formats in the United States, as well as online retail operations, www.walmart.com. Wal-Mart Stores retail formats include:

•	Supercenters, which average approximately 187,000 square feet in size and offer a wide assortment of general merchandise and a full-line supermarket;

•	Discount stores, which average approximately 108,000 square feet in size and offer a wide assortment of general merchandise and a limited variety of food products; and

•	Neighborhood Markets, which average approximately 42,000 square feet in size and offer a full-line supermarket and a limited assortment of general merchandise.

Sam’s Club segment consists of membership warehouse clubs in the United States and the segment’s online retail operations, samsclub.com. Sam’s Club segment accounted for 11.8% of the fiscal year ending 2008 net sales. The focus for Sam’s Club is to provide exceptional value on brand-name merchandise at “members only” prices for both business and personal use. The Sam’s Clubs average approximately 132,000 square feet in size.

At January 31, 2008, the International segment consisted of retail operations in 12 countries and Puerto Rico. This segment generated 24.2% of fiscal year 2008 net sales. The International segment includes numerous different formats of retail stores and restaurants, including discount stores, supercenters and Sam’s Clubs that operate outside the United States.

2.3.2 Financial Information

A summary of the financial information of Wal-Mart Stores, Inc. as of January 31, 2008 and January 31, 2007 follows. This information is prepared based on the balance sheet and statement of profits and losses of Wal-Mart Stores, Inc. for such period, and is denominated in USD millions:

Balance Sheet	as to January 31, 2008	as to January 31, 2007
Current assets	$47,585	$46,982
Investments	$115,929	$104,605
Total assets	$163,514	$151,587
Current liabilities	$58,454	$52,148
Long term liabilities	$40,452	$37,866
Equity	$64,608	$61,573
Total liabilities and equity	$163,514	$151,587

Statement of Profits and Losses
Earnings (Losses)	$378,799	$348,650
Expenses	$356,803	$328,153
Interest	$1,798	$1,529
Net profits (Losses)	$12,731	$11,284

(as reference, the exchange rate “Dólar Observado” for February 20, 2009 was CLP$604.17).

Based on the balance sheet and the statement of profit and losses of Wal-Mart, Inc. for the periods ending on January 31, 2008 and January 31, 2007, the liquidity, indebtedness and profitability indexes of Wal-Mart Stores, Inc. prepared according to the Norma de Carácter General (General Rule) No. 100 of the SVS, are the following:

Indexes	as to January 31, 2008	as to January 31, 2007
Liquidity Ratios
Liquidity ratio: current assets / current liabilities	0.81	0.90
Acid ratio: available cash / current liabilities	0.10	0.15

Debt Ratios
Debt ratio: total liabilities / equity	1.53	1.46
Short term debt—debt ratio: short term debt / total debt	0.25	0.21
Financial expenses coverage	12.234	13.405

Yield
Equity yield ratio	0.2	0.2
Assets yield ratio	0.08	0.08

It is noted that the financial information of Wal-Mart Stores, Inc. for the period ending on January 31, 2009 is not included since it is still under review by external auditors.

2.3.3 Risk Rating

Risk rating companies Standard & Poor’s and Fitch Ratings have rated the risks regarding the long term debt of Wal-Mart Stores, Inc. in AA. The risk rating company Moody’s Investors Services has rated risks regarding the long term debt of Wal-Mart Stores, Inc. in Aa2.

2.3.4 Listing of Securities on the Stock Exchange

Shares of Wal-Mart Stores, Inc. are listed on the New York Stock Exchange, in the city of New York, United States of America.

3. RELATIONSHIPS BETWEEN BIDDER AND D&S

3.1 Ownership

Inversiones Australes Tres Limitada controls D&S, holding directly or indirectly (through ADSs) 3,800,390,251 shares of D&S, representing 58.2882% of its capital stock and participates in the management of D&S appointing five out of nine board members.

All of the shares of D&S held by the Bidder were acquired on January 25, 2009 as a consequence of the success of the Offer for Control.

3.2. Significant Relationships

The Bidder, on one side, and, on the other, Messrs. Nicolás Ibáñez Scott and Felipe Ibáñez Scott, and certain affiliate companies of each of them (the “Principal Shareholders”) executed a contract in the English language named “Agreement to Tender” (the “Agreement to Tender”), dated as of December 19, 2008.

Pursuant to the Agreement to Tender, the Bidder launched the Offer for Control in the terms set forth in the respective notice of commencement and prospectus, and the Principal Shareholders tendered the 23.4% of the shares of D&S.

The Agreement to Tender includes representations and warranties in respect of the Principal Shareholders and in respect of D&S, and subject to the terms and conditions set forth therein, the Principal Shareholders agreed to indemnify the Bidder for the any lack of veracity or inaccuracy of such declarations and warranties.

On the same December 19, 2008, the Bidder, on one side, and, on the other, the Principal Shareholders executed a contract in the English language named “Stockholders’ Agreement” (the “Stockholders’ Agreement”), pursuant to which the parties have agreed on certain corporate governance rules with respect to D&S and restrictions on the transfer of shares of D&S.

The Stockholders’ Agreement effectiveness was subject to the successful completion of the Offer for Control, and therefore entered in full force and effect along with the payment of the Offer for Control on January 29, 2009.

The Stockholders’ Agreement regulates procedures for financial reporting and management, the election of directors and the chairman, the composition of certain committees and the composition of the board of directors of certain subsidiaries of D&S.

Similarly, subject to the terms and conditions of the Stockholders’ Agreement, the Bidder has agreed to vote the remainder of its shares of D&S, after electing the majority of the members of the board of D&S, in favor of the candidates proposed by the Principal Shareholders. On the other side, upon request of the Bidder, the Principal Shareholders have agreed to vote jointly with the Bidder on such matters that require a 2/3 quorum of the issued voting shares.

Pursuant to the Stockholders’ Agreement, the parties assumed certain non-compete obligations with D&S in Chile, subject to certain exceptions, like passive investments (less than 3%) in competing companies that are publicly traded.

Also, it was agreed, subject to applicable law, that the annual dividend shall be an amount equal to the higher of the legal minimum and five (5) Pesos per share of D&S (subject to adjustment per inflation), and a three-year term was set in which mutual agreement of the parties is required to undertake capital increases in excess of US$500 million (except for refinance of certain existing debt).

The Stockholders’ Agreement also contemplates the execution of services license and technical assistance agreements (the “W-M Agreements”) between D&S and the parent of the Bidder, Wal-Mart Stores, Inc., or its subsidiaries which shall be entered into in arms’ length terms similar to those that usually prevail in the market. According to the provisions of Articles 89 and 50 bis of the Corporations Act the W-M Agreements are being reviewed by the audit committee of D&S and shall be promptly submitted for the prior approval by the board of D&S.

There are also restrictions to the transfer of the shares of D&S held by the Principal Shareholders, providing the Bidder a right of first offer over any shares of D&S that the Principal Stockholders intend to sell.

Finally, in consideration of the obligations and restrictions assumed by the Principal Shareholders in the Agreement to Tender and in the Stockholders’ Agreement, and only to the extent the Offer for Control was successful, the Bidder agreed under the Stockholders’ Agreement to execute with the Principal Shareholders a contract in the English language named “Put Option Agreement” (the “Put Agreement”) and cause that D&S executes with the Principal Shareholders a contract in the English language named “Offering Rights Agreement” (the “Offering Rights Agreement”), in respect of the shares of D&S that the Principal Shareholders did not tender in the Offer for Control. Such agreements have been executed by the parties as of January 30, 2009.

Pursuant to the Put Agreement, the Principal Shareholders shall have the right, starting on the 2nd anniversary and ending on the 7th anniversary of the contract, to sell, on up to two occasions each, all or part of their shares of D&S to the Bidder. Similarly, at any time that the Bidder requires that the Principal Shareholders vote together with the Bidder on such matters that require a special quorum of 2/3 of the issued voting shares, the Principal Shareholders shall have the same put right. The sale price of the shares of D&S subject to the Put Agreement is not guaranteed, and shall be the market price determined by the parties with the assistance of investment banks. In case there is no agreement, the final price shall be determined by a third investment bank.

Pursuant to the Offering Rights Agreement, and subject to the terms and conditions set forth therein, the Principal Shareholders may, after the expiration of a 180-day period following the termination of the Offer for Control, require on up to three occasions that D&S prepares the documentation needed to effect an offering of the shares of D&S held by the Principal Shareholders. Such Offering shall be made in Chile and, subject to certain restrictions, in the United States of America or other eligible jurisdictions. The costs of these placements shall be borne by the Principal Shareholders, unless D&S decides to include its own shares in those placements. Finally, the Principal Shareholders may add their shares to an offering commenced by D&S.

The foregoing is a summary of the major terms and conditions of the contracts referred to above, with the purpose of satisfying the disclosure requirements of General Regulation N° 104, and does not replace the purpose and scope of the provisions included in the Agreement to Tender, the Stockholders’ Agreement, the Put Agreement and the Offering Rights Agreement.

3.3 Previous Contacts

The relationship between the Principal Shareholders and Wal-Mart Stores, Inc. extends for several years. On what concerns the negotiations resulting in the contracts mentioned in the preceding paragraph 3.2, they formally commenced with non-binding indications of interest in May of 2008. Starting on such date, the negotiations progressed gradually, both in Chile and abroad. During the negotiations, Wal-Mart Stores, Inc. conducted a legal, financial and operational due diligence, for which D&S started submitting information on the basis of a confidentiality agreement executed in August of 2008.

4. PURPOSE OF THE TENDER OFFER

4.1. Purpose of the Tender Offer

The purpose of Bidder is to acquire 2,719,609,749 shares of D&S, representing 41.7118% of its capital stock and all of the shares of D&S that are currently not held by Bidder.

In addition, considering Bidder has executed the Stockholders´ Agreement with the Principal Stockholders, and to the necessary extent, the Tender Offer is made according to the provisions and within the term established to comply with Article 69 ter of the Corporations Act.

With the purpose of complying with the provisions of Article 213 of the Securities Market Law, Bidder declares that, although it has no present plans to do so, depending on the level of acceptance of the Offer and the resulting number of shareholders of D&S, it may propose that D&S and its shareholders consider terminating the listing and public company status of D&S in Chile.

4.2 Agreements with Shareholders.

None, except for what was previously stated in the paragraph “Significant Relationships” in number 3.2 above.

5. CHARACTERISTICS OF THE TENDER OFFER

5.1 Total Amount of the Transaction.

The total amount of the Tender Offer is U.S. $1,109,600,778, at U.S. $0.408 per share in D&S, payable in USD or its equivalent in Pesos, at the average of the exchange rate “Dólar Observado” (observed exchange rate) published by the Chilean Central Bank in the Official Gazette each day for the period of six business trading days ending on the date when the payment is due, at the option of the accepting shareholder. If the accepting shareholder does not indicate anything at the moment of accepting the Tender Offer, it shall be understood that it opts for receiving the price in USD. If the shareholder elects to receive Pesos, the exchange rate risk shall be assumed by the accepting shareholder.

5.2 Shares; Markets; Quantity; Apportionment.

The Tender Offer is for 2,719,609,749 shares in D&S, representing 41.7118% of the capital stock of such company and all of the shares of D&S that are currently not held by Bidder.

The Tender Offer is implemented in Chile. At the same time, the offer to purchase ADSs that are not held by Bidder, and which represent approximately 0.4% of the capital stock of D&S (which percentage is included in the number referenced in the previous paragraph), is being made in the United States in reliance on the exemption from certain requirements of Regulation 14D and Regulation 14E of the U.S. Securities Exchange Act of 1934, as amended, provided by Rule 14d-1. Considering that the shares of D&S are traded on the Latibex in Spain, in order to comply with local applicable rules, the existence of the Tender Offer will be communicated in such country.

The terms of the Tender Offer do not contemplate any pro-rata mechanisms.

5.3 Effective Term

The Tender Offer shall be in full force and effect for the term of 30 calendar days starting at 00:00 on February 24, 2009 and ending at 24:00 on March 25, 2009.

Although as of the date of this Prospectus the possibility of extending the Tender Offer has not been contemplated, Bidder reserves the right to extend the effective term according to Section 205 of the Securities Market Law (the “Extension”), which Extension shall be announced by means of advertisements in the same newspapers where the Notice of Commencement was published.

5.4 Date and Newspapers for Publishing the Notice of Outcome

Bidder shall report the outcome of the Tender Offer by publishing the Notice of Outcome within the term of three days following the Expiration Date in the same newspapers that published the Notice of Commencement, i.e., El Mercurio and La Tercera.

5.5 Eligible Shareholders

The Tender Offer is addressed to all shareholders of D&S.

5.6 Implementation System

The operation shall be implemented over the counter, using a software developed, maintained and operated by the Bolsa de Comercio de Santiago – Bolsa de Valores (Santiago Stock Exchange), which is available in its trade counters from Monday to Friday between 9:00 and 17:30, excluding holidays, exception made by the Expiration Date of the effective term when such system shall be available until 24:00.

Persons who wish to sell their shares to Bidder under the Tender Offer and its relevant Notice of Commencement shall grant their acceptance during the effective term of the Tender Offer or its extension, as indicated Section 7 below.

The acquisition by Bidder of the shares offered shall be executed on the date of the publication of the Notice of Outcome. According to the provisions of Article 212 of the Securities Market Act, the date of the acceptances and the execution date of the transfers of shares shall be the publication date of said Notice of Outcome.

6. PRICE AND PAYMENT TERMS AND CONDITIONS

6.1 Price

The total price of the Tender Offer is U.S. $0.408 per share in D&S, payable in USD or its equivalent in Pesos, at the average of the exchange rate “Dólar Observado” (observed exchange rate) published by the Chilean

Central Bank in the Official Gazette each day for the period of six business trading days ending on the date when the payment is due, at the option of the accepting shareholder. If the accepting shareholder does not indicate anything at the moment of accepting the Tender Offer, it shall be understood that it opts for receiving the price in USD. If the shareholder elects to receive Pesos, the exchange rate risk shall be assumed by the accepting shareholder.

The Tender Offer does not contemplate any control premium because such control is currently held by Bidder. To the necessary extent, we note that the price of the Tender Offer is the same as the price of the Offer for Control.

6.2 Payment Conditions

The Price shall be paid in USD or in Pesos, at the option of the accepting shareholder, by check or electronic transfer of funds. The Price shall not accrue any indexation or interest.

6.3 Term and Place of Payment

The Price shall be paid from the fourth trading business day following the publication of the Notice of Outcome.

Such payment shall be made as follows:

—

to those shareholders who have sold their shares by means of acceptances given to IM Trust, the Price shall be paid by check or electronic transfer to the name of the relevant shareholder, which shall be available for the shareholder or shall be made, as the case may be, from the fourth trading business day following the publication of the Notice of Outcome, at the offices of IM Trust located at Avenida Apoquindo 3721, 9th floor, Las Condes, Santiago; and

—	to those shareholders who have sold their shares by means of acceptances given to securities broker other than IM Trust, the Price shall be directly paid by the relevant securities broker by check or electronic transfer to the name of the relevant shareholder, which shall be at the disposal of the shareholder or shall be made, as the case may be, at the offices of the securities broker on the fourth trading business day following the publication of the Notice of Outcome.

IM Trust shall agree with the other participating stockbrokers the commission to be paid on behalf of Bidder for the orders received from said stockbrokers corresponding to non-institutional investors, which shall be made available to the public in accordance to the regulations applicable to stockbrokers.

7. ACCEPTANCE OF TENDER OFFER

7.1 Acceptance

The shares tendered which correspond to acceptances to the Tender Offer shall be registered in the name of the selling shareholder, fully paid and free of any liens, encumbrances, prohibitions, attachments, litigations, preliminary injunctions, conditions precedent and “resolutory conditions” (condiciones resolutorias), preemptive right or right of first refusal of third parties, third parties’ rights or interests enforceable against Bidder and, in general, any other circumstance that prevents or restricts the free assignment, transfer or ownership thereof (the “Liens”).

Shareholders who wish to accept the Tender Offer shall do so only during the effective term thereof, by means of a written order to sell their shares, subject to the terms and conditions of the Tender Offer, which shall be directly delivered to the IM Trust offices located at Avenida Apoquindo 3721, 9th floor, Las Condes, Santiago, or to any other securities broker. Acceptance shall be delivered from Monday to Friday from 9:00 until 17:30 (except on the Expiration Date, when the term shall be until 24:00 at the offices of IM Trust), by subscribing at the same time a transfer of shares to IM Trust or to the appropriate securities broker, as the case may be, for the total number of shares intended to be sold.

Moreover, the following documents are to be delivered to the securities broker:

(i) the original stock certificate/s held by it and/or a certificate to be issued to such effect by the department of shares in D&S (located at Huérfanos 770, 22 floor, Santiago) evidencing that the stock certificate/s is/are deposited with such company;

(ii) the certificate to be issued to such effect by the department of shares of D&S, evidencing that there is no proof in the corporate records that the shares are subject to any Liens, and thus it is possible to register the same in favor of IM Trust or the relevant securities broker;

(iii) a copy authenticated by a Notary Public, on both sides, of the individual-shareholder’s identity card, his/her representative, if appropriate, or that of the representative of the shareholder if a company, the original of which shall be shown upon subscription of the acceptance. The fact that it is a true copy of the original shall be authenticated by a Notary Public or verified by the relevant securities broker.

(iv) the original or an authenticated copy of the power of attorney in force which shall contain sufficient powers to act as representative, granted or authenticated before a Notary Public; and

(v) an authenticated copy of the legal background of the shareholder if a company. Furthermore, the accepting shareholder shall have the customer’s card and the custodian agreement executed with the securities broker duly signed along with a good standing certificate in force.

Should a transfer of shares be objected to for any legal reason by the department of shares of D&S and should such objection not be cured within the effective term of the Tender Offer, the relevant acceptance shall be automatically cancelled, and deemed to all effects as never made, and IM Trust or the appropriate securities broker shall return to the shareholder the stock certificate and background furnished, as indicated in number 7.2 below.

The Administradoras de Fondos de Pensiones (Pension Fund Managing Companies) y Administradoras de Fondos Mutuos (Mutual Fund Managing Companies), acting on behalf of the funds managed by them, and other institutional investors who are required to have their investments in their own name until their sale, and who decide to participate in the Tender Offer, shall be governed by those regulatory procedures and mechanisms required by the legislation applicable to their transactions, and shall deliver their acceptance exclusively to IM Trust within the effective term of the Tender Offer or its extension, being not required to deliver a shares transfer form or the shares certificates mentioned in number (i) above. However, such documents shall be delivered to IM Trust along with the payment to the relevant institutional investor of the price for its shares sold under this process.

7.2 Return of Shares

With regard to those shares not acquired by Bidder because they do not conform with the terms and conditions of the Tender Offer, the shares along with all the documents delivered by the shareholders shall be made available to the relevant shareholders immediately. Consequently, the shareholders who have accepted the Tender Offer shall not be entitled to any compensation, payment or reimbursement as a consequence thereof, nor shall it imply any obligation or responsibility for Bidder, its attorneys-in-fact, agents, advisors or representatives.

8. GROUNDS FOR REVOCATION OF TENDER OFFER

There are no terms, conditions or events that may cause the revocation of the Tender Offer by Bidder.

9. WITHDRAWAL RIGHT

Shareholders who have accepted the Tender Offer may totally or partially withdraw their acceptances by means of a written notice sent to the IM Trust directly (provided they have accepted the Tender Offer through him/it) or to the securities broker through whom they have accepted the Tender Offer, until 24:00 of the Expiration Date, provided that IM Trust receives such withdrawal on or before the date and time mentioned above.

Furthermore, should Bidder not publish the Notice of Outcome on the third day following the expiration of the effective term of the Tender Offer, the shareholders may withdraw their acceptances as from such third date until the publication date of such notice.

As soon as IM Trust receives from the respective shareholder, either directly from such shareholder (if it has accepted the Tender Offer through IM Trust) or through the broker through which such shareholder accepted the Tender Offer, a written notice of its intention to withdraw, IM Trust shall return the shares, transfers and other documents received.

10. FINANCING OF TENDER OFFER

Bidder shall finance the total amount of the Tender Offer with funds provided by Wal-Mart Stores, Inc., from working capital. The Tender Offer is not subject to obtaining any financing.

11. GUARANTEE

The Tender Offer does not contemplate the existence of any guarantee according to the provisions of Article 204 of the Securities Market Law.

12. LEAD MANAGER OF THE TENDER OFFER

Bidder shall act, to all the effects of the Tender Offer, through IM Trust S.A. Corredores de Bolsa, R.U.T. (Taxpayer’s Identification Number) No. 96,489,000-5, domiciled/with principal place of business at Avenida Apoquindo 3721, 9th floor, Las Condes, Santiago, to the attention of Mr. Vicente Bertrand Donoso.

To these effects, IM Trust is vested with the following powers: acting as agent for Bidder under the Tender Offer, receiving acceptances from the shareholders, answering all inquiries that may arise regarding the Tender Offer mechanisms and conditions, making transfers to the custody of D&S, rejecting acceptances that fail to comply with the requirements set forth in the Tender Offer and, in general, performing all those activities that are necessary to implement the transaction.

13. INDEPENDENT ADVISORS OF BIDDER

The following individuals have advised Bidder on the preparation of this tender Offer:

•

IM Trust S.A. Corredores de Bolsa, R.U.T. (Taxpayer’s Identification Number) No. 96,489,000-5, domiciled/with principal place of business at Avenida Apoquindo 3721, 9th floor, Las Condes, Santiago, to the attention of Mr. Vicente Bertrand Donoso, telephone numbers 600-450-1600 and (56 2) 450-1600.

•

Claro y Cía., R.U.T. (Taxpayer’s Identification Number) No. 79,753,810-8, a law-firm, with principal place of business at Avenida Apoquindo 3721, 13th. Floor, Las Condes, Santiago, to the attention of Mr. José María Eyzaguirre Baeza, telephone number (56 2) 367-3000.

14. RISK FACTORS

Pursuant to Bidder’s opinion, and based on the fact that the Price shall be paid in cash, there are no risks related to the Tender Offer.

15. IMPACT OF THE TENDER OFFER ON THE SHARES

Should the Tender Offer be consummated, and depending on the fact that the shareholders accept it, the number of shares freely traded on the stock exchange may be significantly reduced, which could affect their price and liquidity.

16. MARKET PRICE AND DIVIDENDS

16.1 Price and Stock Market Volumes

The price and stock market volumes transacted of the shares in D&S in the last two years in the Bolsa de Comercio de Santiago – Bolsa de Valores, counted from February, 2007 to January, 2009 are the following:

Month	Transacted units	Total Transacted $	Closing Price $
Feb-07	274,121,300	52,929,901,123	170.0
Mar-07	366,032,584	65,429,538,925	186.6
Apr-07	328,960,352	65,638,702,895	208.0
May-07	904,343,371	224,710,797,616	269.9
Jun-07	336,854,048	94,199,726,529	282.7
Jul-07	314,481,586	88,797,749,996	276.9
Aug-07	306,558,876	78,732,120,158	258.0
Sep-07	119,539,729	29,607,902,861	258.7
Oct-07	265,632,217	75,510,610,522	300.3
Nov-07	414,036,715	117,171,566,585	281.0
Dec-07	212,783,305	56,255,325,284	260.0
Jan-08	428,504,158	104,348,700,443	223.9
Feb-08	456,374,922	92,923,099,953	203.3
Mar-08	184,631,088	34,829,659,512	181.0
Apr-08	199,149,951	36,778,443,505	190.0
May-08	218,709,106	39,738,490,105	179.1
Jun-08	387,672,728	76,035,538,117	184.2
Jul-08	256,685,850	48,906,220,716	189.0
Aug-08	232,247,401	46,393,150,142	195.5
Sep-08	185,331,925	36,722,359,732	200.3
Oct-08	240,054,496	45,046,085,432	189.8
Nov-08	101,391,812	19,733,761,666	186.0
Dec-08	326,953,616	76,464,165,956	256.2
Jan-09	7,076,791,186	1,786,309,335,140	252

16.2 Dividends

Dividends distributed by D&S over the last two years, counted from February, 2007 to January, 2009, are the following:

Dividend	Amount	Payment Date
Provisory Dividend	$2 per share	from September 3, 2008
Provisory Dividend	$1 per share	from May 20, 2008
Definitive Dividend	$1 per share	from May 20, 2008
Provisory Dividend	$2 per share	from February 14, 2008
Provisory Dividend	$2 per share	from November 26, 2007
Definitive Dividend	$2 per share	from May 17, 2007

The information contained in the two sections above was taken from public records and documents and not verified by Bidder nor independently audited, thus Bidder assumes no responsibility for the veracity of such information, nor for any omission by D&S or by the stock exchanges in disclosing facts or backgrounds which may affect its interpretation.

17. INFORMATION PLACES

A copy of the Prospectus is available to the interested parties at the following places:

(i) at Inversiones Australes Tres Limitada, Avenida Apoquindo 3721, office 124, Las Condes, Santiago, from Monday to Friday between 09:00 and 17:30.

(ii) at IM Trust S.A. Corredores de Bolsa, Avenida Apoquindo 3721, 9th floor, Las Condes, Santiago, from Monday to Friday between 09:00 and 17:30; and in the websites www.imtrust.cl or www.opadys.cl.

(iii) at the Superintendencia de Valores y Seguros, Avenida Libertador Bernardo O’Higgins 1449, Santiago, from Monday to Friday between 09:00 and 13:30; and in its website www.svs.cl.

(iv) at the Santiago Stock Exchange, la Bolsa 64, Santiago, from Monday to Friday between 09:00 and 17:30.

(v) at Distribución y Servicio D&S S.A., Avenida Presidente Eduardo Frei Montalva 8301, Quilicura, Santiago, from Monday to Friday between 09:00 and 17:00.

Alternatively, those persons who may need further information may visit the offices of IM Trust S.A. Corredores de Bolsa, located at Avenida Apoquindo 3721, 9th floor, Las Condes Santiago, or call to the telephone numbers 600-450-1600 and (56 2) 450-1600, from Monday to Friday between 09:00 and 17:30, or write to opadys@imtrust.cl.

Information concerning D&S has been taken from public documents and reports, which have not been independently verified. Bidder assumes no responsibility whatsoever for the truthfulness of such information or D&S’s omission to disclose facts that may adversely affect the significance or truthfulness thereof.

Every publication related to the Tender Offer shall be published in the newspapers El Mercurio and La Tercera.